UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2014

GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35176	27-4757800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Avenue, Los Angeles, California 90292

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 310-437-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 22, 2014, Global Eagle Entertainment Inc. (the “Company”) entered into a Loan and Security Agreement, dated as of December 22, 2014 (the “Agreement”), by and among Citibank, N.A. (“Citibank”), the Company, and the direct or indirect domestic subsidiaries of the Company listed on Schedule 1 of the Agreement or otherwise a party to the Agreement from time to time (each a “Guarantor” and collectively, the “Guarantors”, and together with the Company, each a “Loan Party” and collectively, the “Loan Parties”).

Subject to the terms and conditions of the Agreement, Citibank agreed to make term loans (each such loan, a “Term Loan” and collectively, the “Term Loans”) to the Company on December 22, 2014 in an aggregate principal amount not to exceed $2,400,000. The Company borrowed approximately $2.4 million as a Term Loan on December 22, 2014, and used the proceeds to repay in full an outstanding term loan and letter of credit which previously were assumed in connection with an acquisition. Amounts borrowed under the Term Loans and repaid or prepaid may not be re-borrowed. With respect to the Term Loans, the Agreement requires the Company to repay to Citibank a principal amount equal to $200,000 (together with all accrued and unpaid interest as of such payment date) on the last business day of each calendar quarter, with the first such payment beginning on March 31, 2015. The Company has the option to prepay any of the outstanding principal balance of the Term Loans in whole or in part without premium or penalty, subject to certain requirements set forth in the Agreement.

Citibank also agreed to make loans (each such loan, a “Revolving Loan” and collectively, the “Revolving Loans”, and together with the Term Loans, the “Loans”) to the Company from time to time in an aggregate amount not to exceed $20,000,000 at any time. The Company generally may borrow under the Revolving Loans and prepay and re-borrow under the Agreement. With respect to the Revolving Loans, the Agreement requires the Company to repay to Citibank on December 22, 2017 the aggregate principal amount of all Revolving Loans outstanding on such date. The Company has the option to prepay any of the outstanding principal balance of the Revolving Loans in whole or in part without premium or penalty, subject to certain requirements set forth in the Agreement.

The Agreement provides that any Loan may bear interest at a rate based on (i) the Base Rate, as defined in the Agreement (each such loan, a “Base Rate Loan”), or (ii) the LIBOR Rate, as defined in the Agreement (each such loan, a “LIBOR Rate Loan”). Subject to certain exceptions set forth in the Agreement, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period (as defined in the Agreement) at a rate per annum equal to the LIBOR Rate for such Interest Period plus a percentage per annum equal to 1.75% (the “Applicable Margin”), and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

The obligation of Citibank to make any Loan is subject to customary conditions precedent. The Agreement contains affirmative and negative customary covenants of the Loan Parties, as well as financial covenants which require that the Company not permit, at the end of each fiscal quarter, (i) its Liquidity (as defined in the Agreement) to be less than 1.5x times the then-outstanding amounts of Revolving Loans, (ii) the Quick Ratio (as defined in the Agreement) of the Loan Parties, on a consolidated basis, to be less than 1.25:1.00 and (iii) its Adjusted EBITDA for the four fiscal quarters then ending to be less than $10,000,000. The Loan Parties also make certain customary representations and warranties, and agree to certain customary post-closing obligations. The Agreement contains certain customary events of default, upon the occurrence and during the continuance of which all obligations under the Agreement may become immediately due and payable.

Pursuant to the Agreement, each Loan Party granted to Citibank, to secure the payment and performance in full of all of the obligations under the Agreement, a continuing security interest in, and pledged to Citibank, certain properties, rights and assets of the Loan Parties, and all proceeds and products and supporting obligations in respect thereof.

Pursuant to the Agreement, the Company paid to Citibank a fully-earned, non-refundable closing fee in the amount of $55,906.66 on December 22, 2014. The Agreement further provides that the Company shall pay to Citibank all Bank’s Expenses (as defined in the Agreement, including reasonable attorneys’ fees and expenses for documentation and negotiation of the Agreement) incurred through and after December 22, 2014, when due.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed in accordance with the rules and regulations of the Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Eagle Entertainment Inc.

By:	/s/ Jay Itzkowitz
Name: Jay Itzkowitz
Title: Senior Vice President and General Counsel

Dated: December 30, 2014

[Signature Page to Form 8-K]